AMENDED EMPLOYMENT AGREEMENT FOR WILLIAM H. SIMPSON

THIS AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of July 2014 (the “Effective Date”), by and among AIR T, INC., (“AirT”); a Delaware corporation; MOUNTAIN AIR CARGO, INC. (“MAC”), a North Carolina corporation; CSA AIR, INC. (“CSA” and, together with MAC, “Employer”), a North Carolina corporation; GLOBAL GROUND SUPPORT, LLC (“GGS”), a North Carolina limited liability company; and WILLIAM H. SIMPSON, an individual having an address at  4221 Herter Road, Lincolnton, North Carolina  28902 (“Employee”).

                Background Statement

Employee has been serving as Executive Vice President of AirT, as the President of MAC, as Chief Executive Officer of CSA; and as Executive Vice President of GGS (together referred to as the “Current Capacities”).  Employee has indicated his desire to transition in his role with Employer, and Employer desires to ensure that the services of Employee will continue to be available to it on a mutually satisfactory basis.  Employer has offered Employee an amended employment agreement on the terms and pursuant to the conditions hereof, including the stability and security provided to Employee by the arrangement provided for herein.
This Agreement replaces and amends the Original Employment Agreement dated as of January 1, 1996, by and among AirT, MAC, MAC Aviation Services, LLC, formerly known as Mountain Aircraft Services, LLC and William Simpson, as amended on December 19, 2008 (the “Original Employment Agreement”).  This Agreement does not affect or govern Employee’s service as a member of the Board of Directors of AirT or its affiliates.
NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the mutual duties and obligations set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.  Termination of Original Employment Agreement.  Employer and Employee agree that the Original Employment Agreement, including all previous amendments thereto, is hereby terminated and henceforth shall be deemed void and replaced by this Agreement.

2.  Employment.  From the Effective Date through and including July 31, 2014 (the “Current Period”), Employee shall be employed by and shall continue to serve Employer in his Current Capacities. On August 1, 2014, Employee’s service in his Current Capacities shall end, and during the Subsequent Period (as defined below), Employee shall serve as Chairman of MAC and Vice President of CSA.  During the Subsequent Period, Employee shall perform such duties and responsibilities as reasonably determined from time to time by the Chief Executive Officer and/or the Boards of Directors of MAC and CSA, consistent with the expectation that he shall be physically present at the Employer’s offices at least two days per week, that he will work diligently to maintain, develop and further customer relationships (including participation in customer events and functions), that he will provide counsel and guidance to Employer’s executive management team and perform special projects as requested from time to time.

3.  Term. The Current Period shall begin on the Effective Date and shall end on July 31, 2014. The Subsequent Period shall begin on August 1, 2014 and shall conclude on the earlier of (i) September 30, 2016 or (ii) the occurrence of any of the events specified in Section 5(a) hereof.

4.  Compensation, Incentives and Employee Benefits.

(a.)  Base Salary.  From the Effective Date through September 30, 2014, Employer shall pay to the Employee for his performance of services hereunder at a rate equal to his current base salary of $250,000.  From October 1, 2014 through the earlier of (i) September 30, 2015, or (ii) the termination or resignation of Employee’s employment, Employer shall pay to Employee a base salary at a rate equal to $100,000 per year.  From October 1, 2015 through the earlier of (i) September 30, 2016 or (ii) the termination or resignation of Employee’s employment, Employer shall pay to Employee a base salary at a rate equal to $75,000 per year.  Base Salary shall be paid in accordance with Employer’s normal payroll practices, reduced by applicable withholding and shall be prorated for any partial months of employment.

(b)  Incentive Compensation.  Employer shall pay to the Employee incentive compensation (“Incentive Compensation”) equal to two percent (2%) of the earnings before income taxes or extraordinary items for the six months ended September 30, 2014 as reported by AirT on its Quarterly Report on Form 10-Q for the period ending September 30, 2014 (the “Second Quarter 10-Q”).  Amounts payable under this subsection, if any, shall be paid within fifteen (15) days after AirT files its Second Quarter 10-Q with the Securities and Exchange Commission.  Employee acknowledges that he has been paid all incentive compensation owed under the Original Employment Agreement for the fiscal year ended March 31, 2014.

(c)  Employee Benefit Plans.  In addition to the Base Salary and Incentive Compensation provided for above, Employer shall provide to the Employee during the Current Period and the Subsequent Period the opportunity to continue to participate in all life insurance, medical, dental, optical, disability, and other employee benefit plans (collectively, “Employee Benefit Plans”) sponsored from time to time by Employer and covering its employees generally, or a particular group of its employees of which the Employee is a member (including participation by the Employee’s spouse and dependents to the extent they are eligible under the terms of such plans), subject to the terms and conditions of such benefit plans.  The Parties further agree that AirT’s membership at Rock Barn Golf and Spa will be continued in Employee’s name through and including April 30, 2017.

(d)  Reimbursement of Expenses.  Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by him in performing his obligations under this Agreement.  Such expenses shall be appropriately submitted and approved in accordance with the policies approved by the Board of Directors of AirT.

(e)  Automobile Allowance.  During the Current Period and the Subsequent Period, Employee shall be reimbursed for the use of his automobile for Employer’s business at the rate of $500.00 per month.  Reimbursement for fuel charges associated with business travel shall be treated as a reimbursable expense pursuant to the terms of Section 4(d) above.

(f)  Vacation.  During the Current Period and the Subsequent Period, Employee shall be entitled to paid annual vacation of up to 4 weeks per year.

5.  Termination.

(a)  Employee’s employment hereunder will terminate, and the Subsequent Period will end upon the earlier of: (i) the death of Employee; (ii) the Permanent Disability of Employee; (iii) termination by Employer for Cause; (iv) termination by Employer without Cause; (v) resignation for any reason by Employee; or (vi) September 30, 2016.

“Permanent Disability” means any physical or mental impairment that renders Employee unable to perform the essential functions of Employee’s job under the terms of this Agreement and/or Employee’s position description, either with or without reasonable accommodation, for a consecutive period of ninety (90) days or for a total of ninety (90) days within a six-month period.

“Cause” shall exist if, and only if, a court of competent jurisdiction enters a final order finding that (a) Employee has committed wrongful acts (but excluding matters of business judgment) which have had or will have a material adverse effect on the business, operations or financial condition of Employer, or (b) Employee has willfully and materially failed to perform the duties reasonably required of him under this Agreement.

(b)  Termination Payments.

 (i)   From and after the termination of Employee’s employment for any reason set forth in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(v) or 5(a)(vi), Employer shall not be liable to Employee, Employee’s spouse or Employee’s personal representative, heirs, successors or assigns for the payment of salary, benefits, perquisites or payments of any kind, except for accrued and unpaid salary earned for services performed by Employee prior to the termination of Employee’s employment, or except for vested benefits provided by the terms of any Employer benefit, disability or retirement plan in which Employee may be a participant and for any rights or benefits otherwise set forth in this Agreement, including without limitation payment of the Incentive Compensation.  In all circumstances any applicable plan documents shall be the controlling authority relating to vesting rights.

  (ii)  From and after the termination of Employee’s employment for any reason set forth in Section 5(a)(iv), Employer shall pay to Employee the total sum of Fifty Thousand Dollars ($50,000), as severance, conditional upon Employee’s execution of a Release and Waiver of Claims (“Release”) against Employer, which Release shall be in a form satisfactory to Employer and shall be a general release of all claims.  The severance amount payable pursuant to this Section 5(b)(ii) shall be made over a six (6) month period from the date of termination at a time and in accordance with the regular payroll practices of Employer, but such payments shall not commence until the execution of such Release by Employee and by a representative of Employer, and upon the satisfaction of all waiting and revocation periods as required by law.  Assuming timely delivery of the Release by Employer, if Employee fails to execute such Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of such Release thereafter, Employee shall not be entitled to any payments or benefits otherwise subject to the Release condition.  In addition, in any case where the date of termination and the Release

Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are subject to the Release condition and are treated as nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code shall be made in the later taxable year.  The term “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which Employer timely delivers Employee the Release, or in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.  All amounts payable pursuant to this Section 5(b)(ii) shall be subject to and reduced by any applicable federal and state withholding taxes.

  (iii)  From and after the termination of Employee’s employment for any reason other than Employee’s death, Employer shall make the following lump-sum payments to Employee in lieu of health continuation benefits as follows.

(1)  If the termination of Employee’s employment for any reason other than death occurs after October 30, 2015, then Employer shall pay to Employee on the first regular payroll date following termination of employment an amount equal to the full cost of COBRA continuation coverage for Employee and his dependents through the earlier of (i) eighteen (18) months from the date of termination of employment (the “COBRA Expiration Date”) or (ii) April 30, 2017.

(2)  If the termination of Employee’s employment for any reason other than death occurs before October 30, 2015, then Employer shall pay to Employee (i) on the first regular payroll date following termination of employment an amount equal to the full cost of COBRA continuation coverage for Employee and his dependents through the COBRA Expiration Date and (ii) on the first payroll date following the COBRA Expiration Date an amount equal to the total amount of monthly premiums sufficient for Employee and his dependents to obtain health insurance comparable to the Employer’s health plan between the COBRA Expiration Date and April 30, 2017, provided that the monthly premium amount shall not exceed two (2) times the COBRA premiums chargeable until the Employer’s health plan.

(3)  All amounts payable pursuant to this Section 5(b)(iii) shall be subject to and reduced by any applicable federal and state withholding taxes.

 (iv)  Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) under this Agreement of any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) pursuant to Section 5(b)(i) above shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment under this Agreement) shall be paid (or commence to be paid) to Employee on the schedule set forth in Section 5(b)(ii) above as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service”.

(c)  No Mitigation.  Employee shall have no obligation to seek other employment in the event of termination of his employment and no compensation or other benefits received by Employee from any other employment shall reduce or limit Employer’s obligation to make payment under this entire Section 5, except as specified in Section 5(b)(iii)(C).

6.  Confidential Information.  Employee shall not, at any time during or following his employment by Employer – regardless of the reason for such termination of employment – furnish, divulge, communicate, use to the detriment of Employer or for the benefit of any business, firm, person, partnership, trust or corporation, or otherwise, any of Employer’s or any affiliate of Employer’s confidential information, data, trade secrets, sales methods, names of customers, advertising methods, financial affairs or methods of procurement, or take with him any document or paper relating to the foregoing, it being acknowledged that Employee received or obtained all of the above in confidence and as a fiduciary of Employer.

7.  Non-Competition.  Employee agrees that, during Employee’s employment with Employer and for a period of three (3) years thereafter, whether Employee leaves voluntarily or involuntarily:

(a)  Employee will not directly or through any person or entity acting on Employee’s behalf, solicit any of the customers of Employer or Employer’s affiliates (the “Employer Entities”) for the purpose of selling any service or product similar to those provided by the Employer Entities or in any manner attempt to induce any of the Employer Entities’ customers or suppliers to withdraw, reduce or divert any of their business from any Employer Entity or otherwise interfere or attempt to interfere with any business relationship between any of the Employer Entities and its customers or suppliers.  For the purposes of this Section 7(a), customers shall mean:  (i) any client, account or customer of the Employer Entities that has transacted any business with or been contacted by any Employer Entity within the twelve (12) months preceding the date hereof;  and (ii) any other client, account or customer of any Employer Entity that has done business with any Employer Entity within two (2) years of the date of such separation or termination;

(b)  Employee will not in any manner induce or attempt to induce any of the employees of any Employer Entity to leave the employment of such Employer Entity to become associated with any business operation engaged in the air cargo or air freight business; or

(c)  Employee will not become employed by (as an officer, agent, manager, director, employee, consultant or independent contractor), invest in or provide financing to any business or business operation, segment or division engaged in the air cargo, air freight, aircraft maintenance or aircraft parts brokering business.

8.  Limitations on Scope.  Because of the present and contemplated future operations of Employer in the geographic areas hereinafter set forth, it is further understood and agreed by the parties hereto that the restriction set forth in Section 7(c) shall apply to a business engaged in the air cargo, air freight, aircraft maintenance or aircraft parts brokering business or businesses in the following geographic areas:

  (i)   The State of North Carolina;

  (ii)   The State of Michigan;

  (iii)  The State of South Carolina;

  (iv)  The State of Florida;

  (v)  Any State contiguous with the State of North Carolina;

  (vi)  Any State contiguous with the State of Michigan;

  (vii)  Any State contiguous with the State of South Carolina;

  (viii)  Any State contiguous with the State of Florida;

  (ix)  Any State east of the Mississippi River; and

  (x)  Any State of the United States of America.

The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

9.  Severability.  If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  The parties agree that in the event a court should determine that this Agreement or any of the covenants contained herein is unreasonable, void or invalid – for any reason whatsoever – then in such event, the parties hereto agree that the duration, geographical or other limitation imposed herein should be as the court (or jury, if applicable) should determine to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that protects the legitimate competitive interests of Employer and does not unreasonably curtail the rights of Employee.

10.  Employee’s Representation.  Employee represents that his experience and capabilities are such that the provisions of Section 7 will not prevent him from earning a livelihood.

11.  Employer’s Right to Obtain an Injunction.  Employee acknowledges that Employer will have no adequate means of protecting its rights under Sections 6 and 7 of this Agreement other than securing an injunction.  Accordingly, Employee agrees that Employer is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in a court of competent jurisdiction.  Employee acknowledges that the recovery of damages by Employer will not be an adequate means to redress a breach of this Agreement.  Nothing contained in this Section, however, shall prohibit Employer Entities from pursuing any remedies in addition to injunctive relief, including recovery of damages.

12.  General Provisions.

(a)  Entire Agreement.  This Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by Employer and supersedes any and all prior employment, compensation or retirement agreements between Employer or any predecessors of Employer or any of its subsidiaries and Employee, including the Original Employment Agreement.

(b)  Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the prior written consent of Employer; provided, however, that nothing shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c)  Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, Employee and Employer and their respective permitted successors and assigns.

(d)  Amendment or Modification of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(e)  Insurance.  Employer, at its discretion, may apply for and procure in its own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein, and further, Employee agrees to submit to any medical or other examination and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

(f)  Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the case of Employer, to its Secretary) or when mailed, if mailed by certified mail, return receipt requested.  Notices mailed shall be addressed, in the case of Employee, to him at his residential address currently on file with Employer, and in the case of Employer, to its corporate headquarters, attention of the Secretary, or to such other address as Employer or Employee may designate in writing at any time or from time to time to the other party.  In lieu of notice by deposit in the U.S. mail, a party may give notice by telegram or telex.

(g)  Waiver.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.  The provisions of this Section 14(g) cannot be waived except in writing signed by both parties.

(h)  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, exclusive of its choice of law provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AIR T, INC.
By:          /s/ Nick Swenson
Its: CEO

MOUNTAIN AIR CARGO, INC.
By:          /s/ Nick Swenson
Its: ___________

CSA AIR, INC.
By:           /s/ Nick Swenson
Its: ___________

GLOBAL GROUND SUPPORT, LLC
By:           /s/ Nick Swenson
Its: ______________

/s/ William H. Simpson                (SEAL)
William H. Simpson

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